UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2024

BIOCARDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38999	23-2753988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Soquel Way Sunnyvale, California 94085
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 226-0120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BCDA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On August 29, 2024, BioCardia, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain purchasers, pursuant to which the Company agreed to issue, and sell and the purchasers, in the aggregate to buy, in a public offering (the “Registered Offering”) (i) 1,377,990 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and accompanying warrants to purchase up to 1,377,990 shares of Common Stock (the “Common Warrants”), at an offering price of $3.00 per share of Common Stock and accompanying Common Warrant, and (ii) pre-funded warrants (the “Pre-Funded Warrants” and together with the Common Warrants the “Warrants”) to purchase up to 1,022,010 shares of Common Stock and accompanying Common Warrants to purchase up to 1,022,010 shares of Common Stock, at an offering price of $2.999 per Pre-Funded Warrant and accompanying Common Warrant, which represents the same price per share of Common Stock and accompanying Common Warrant less the $0.001 per share exercise price of the Pre-Funded Warrants. Certain of the Company’s directors and executive officers purchased an aggregate of 211,000 shares of Common Stock and accompanying Common Warrants. In addition, in connection with closing, the Company will issue 988,333 shares of Common Stock upon the pre-closing exercise of Pre-Funded Warrants, which will result in the Company having Pre-Funded Warrants to purchase 33,677 shares of Common Stock outstanding immediately following the closing. The expected net proceeds to the Company from the Registered Offering were $6.3 million after deducting the Placement Agent’s (as defined below) fees and other offering expenses. Each Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. The Company expects to close the Registered Offering on September 3, 2024.

Each Common Warrant is exercisable at a price per share of $3.00, and each Pre-Funded Warrant is exercisable at a price per share of $0.001. The Common Warrants expire on September 3, 2029, and the Pre-Funded Warrants do not expire until fully exercised. Each Warrant is immediately exercisable. The exercise prices of the Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reorganizations or similar events affecting the Common Stock. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the shares of common stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding, with any such increase becoming effective upon 61 days’ prior notice to the Company.

The Registered Offering is being made pursuant to a Registration Statement (No. 333-281448) on Form S-1, declared effective by the Securities and Exchange Commission on August 29, 2024, and a Registration Statement on Form S-1MEF (No. 333-281847) filed pursuant to Rule 462(b), effective upon filing on August 29, 2024.

On August 29, 2024, in connection with the Registered Offering, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”), pursuant to which, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities in the Registered Offering. The Company paid the Placement Agent a cash placement commission of approximately $0.3 million and reimbursed an aggregate of $60,000 of the Placement Agent’s expenses in connection with the Registered Offering pursuant to the Placement Agency Agreement. The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The forms of Placement Agency Agreement, Pre-Funded Warrant, Common Warrant, and Purchase Agreement are filed as Exhibits 1.1, 4.1, 4.2, and 99.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agency Agreement, Pre-Funded Warrants, Common Warrants, and Purchase Agreement are qualified in their entirety by reference to such exhibits.

Item 9.01 Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description
1.1#	Placement Agency Agreement dated August 29, 2024, between BioCardia, Inc. and A.G.P./Alliance Global Partners.
4.1	Form of Pre-Funded Warrant
4.2	Form of Common Warrant
99.1#	Form of Securities Purchase Agreement dated August 29, 2024, by and among BioCardia, Inc. and the purchasers identified on the signature pages thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
#
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCARDIA, INC.

/s/ Peter Altman, Ph.D.
Peter Altman, Ph.D.
President and Chief Executive Officer

Date: September 3, 2024